Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
ANNOUNCES 2006 FINANCIAL AND OPERATING RESULTS
•	Total ATE®-equipped locations increased over 313% to 99

•	Installed ATE® parking spaces increased 381% to 6,559

•	Over 800% growth in fleet purchases of basic services

•	2006 net revenues up by 120% to $14.0 million

•	Over 5 million gallons of fuel conserved

•	Over 53 thousand metric tons of emissions eliminated in 2006
KNOXVILLE, TENNESSEE — April 4, 2007 — IdleAire Technologies Corporation (IdleAire), the leading provider of Advanced Truck Stop Electrification (ATE®) services to the long-haul trucking industry, reported 2006 net revenues of $14.0 million, a 120% increase over 2005 net revenues of $6.4 million. Additionally, the Company made significant progress on its network expansion plan during 2006 and noted a dramatic increase in fleet usage.
IdleAire’s ATE® technology is a comprehensive commercial idling-reduction alternative that (i) reduces idling costs of heavy duty diesel engines; (ii) provides a key driver retention and recruiting benefit; (iii) provides a healthier sleep environment for drivers; (iv) reduces air pollution from idling diesel engines, a contributor to global warming; (v) conserves fossil fuel energy; and (vi) improves highway safety by reducing sleep deprivation.
Independent research indicates that drivers that idle their heavy-duty diesel truck engines for comfort during federally-mandated rest and recharge periods consume on average about one gallon of fuel per hour and emit 10,598 grams of air pollution per hour. For the year ended December 31, 2006, the Company saved its customers over 5 million gallons of diesel fuel and eliminated over 53 thousand metric tons of diesel pollution, including 114.9 million pounds of carbon dioxide greenhouse gases associated with global warming.
Network Deployment
During the fourth quarter of 2006, IdleAire added 32 sites and 2,188 ATE® spaces. At December 31, 2006, the Company was operating at 99 sites in 26 states, a 313% increase over the 24 sites operating as of December 31, 2005, and had a total of 6,559 ATE®-equipped parking spaces, a 381% increase over the 1,365 ATE® spaces operating as of December 31, 2005. During 2006, IdleAire deployed its technology in 78 new travel center locations and 2 fleet terminals. Additionally, 5 sites were closed and the usable equipment relocated to other sites.
IdleAire Chairman, President and CEO Michael Crabtree commented that “with approximately 90,000 regular IdleAire users, establishing a ‘network’ of locations conveniently available to truck drivers while eliminating ‘out-of-route’ driving costs is a key for our loyal fleet paying customers. During 2006, we noted a significant ‘network effect’ in our growth from fleets paying for basic ATE® services for their drivers — in the fourth quarter of 2006, fleets accounted for 84% of the 1.9 million hours used compared to fleets paying for only 36% of the 465,000 hours of basic service purchased in the fourth quarter of 2005. We are excited about this evolving dynamic and believe it is essential to our future success.”

Operating Results
Total ATE® system hourly usage increased over 300% to 1.9 million hours in the fourth quarter of 2006 from 465,000 hours in the fourth quarter of 2005. Similarly, for the full year the hours used increased 119% to over 5.0 million hours from 2.3 million hours during 2005. These increases are due principally to the “net”addition of 75 new sites.
The Company utilizes “core comp”, a comparison of year-over-year usage hours at sites that have been operational for at least a year, as one key operating metric. Usage hours at “core-comp” sites increased by 23% in 2006 and the 24-hour occupancy rate averaged 25% for the year. Crabtree noted that “with new sites contributing almost 74% of the total hours used in the fourth quarter, this standard retail metric is a key barometer of our ‘network effect’ and growth progress.” Annual overall occupancy remained relatively flat at 19.5%. Crabtree commented that “while overall occupancy inherently reflects an initial period of lower occupancy at each new site during the start-up phase following construction, this is still not an acceptable level of occupancy to us. While the network effect is real, we experienced more seasonality than we would have with a larger network,” Crabtree said. “Additionally, the winter months have experienced a significant slowdown in the trucking industry and, according to the National Climatic Data Center, the warmest temperatures on record for the 48 contiguous states. We are keenly focused on improving occupancy, and are continually analyzing and refining our go-to-market strategy.”
To help stimulate demand and improve overall occupancy, the Company recently hired Dean Ford as Vice President of Sales. Crabtree noted, “Dean Ford brings to the Company one-on-one relationships with many of the nation’s most prominent trucking fleets and a variety of industry experience including executive positions with PrePass, Qualcomm and the American Trucking Associations. Dean is leading the expansion and restructuring of the Company’s sales force, establishing broader relationships with our 1,900+ fleet customers and communicating the significant impact of IdleAire’s value proposition among drivers, motor carriers, travel center operators and the general public.”
Financial Results
Total net revenues for 2006 increased 120% to $14.0 million compared with $6.4 million in 2005. Basic and premium service revenues, net of contractual and other discounts, comprised approximately 90% of net product revenues in 2006 and 2005.
Operating expenses increased $23.8 million or 77%, for the year ended December 31, 2006 compared to the year ended December 31, 2005, due principally to increases associated with the “net” addition of 75 new sites, increased corporate overhead and other charges associated with impairing, retiring or disposing of long-lived assets. As of December 31, 2006, the Company had 1,017 full-time and 116 part-time employees who work primarily in the areas of site operations, customer support, research and development, sales, customer service and management.

As previously disclosed, the Company expects to incur net losses for the near future as it continues to deploy a network of locations, expand sales efforts and grow operations. However, the Company believes that increased utilization rates, combined with relatively flat operating expenses due to economies of scale, will allow it to reach profitability. The net loss for 2006 was $60.3 million, compared to a net loss of $26.9 million for the prior year; this increase was principally due to costs associated with the network deployment and the related net interest expense.
Conference Call
IdleAire will host a conference call to discuss 2006 results tomorrow, April 5, 2007, at 10:00 a.m. EST. Dial in for this interactive teleconference toll free at 800-369-1125, access code 8441617. A recording of the call will be available an hour after the live call ends and will be available until 4 p.m. Eastern Time April 12. During that time the recording can be accessed by calling toll free 888-678-8548 and using access code 4607.
About IdleAire
IdleAire Technologies Corporation is the leading trucking industry services company offering comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s ATE® technology reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, reduces driver sleep deprivation, conserves fossil fuel and energy resources, reduces air pollution and improves highway safety. IdleAire is committed to developing a nationwide network of locations, growing revenue and earnings per share. The Company provides its ATE® services at travel centers and truck fleet terminals throughout the continental United States. Please visit the Company’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations and expansion projects, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the size of the idle reduction market for trucks, the anticipated customer acceptance, demand and utilization of our ATE® systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters and litigation and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE® system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. The anticipated costs and construction periods are based on budgets and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation
James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation

IdleAire Technologies Corporation
Balance Sheets

	December 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$16,632,466	$5,925,600
Short-term investments	15,000,000	–
Accounts receivable	5,395,962	768,204
Accounts receivable — related parties	191,973	5,000
Inventories	950,742	292,710
Prepaid expenses and other current assets	1,915,075	947,615

Total current assets	40,086,218	7,939,129

Restricted cash and investments	39,221,783	202,772,260
Deposits with related party vendor	14,103,670	–
Deposits with other vendors	1,871,075	232,779
Property and equipment, net	137,507,599	33,252,636
Deferred financing costs, net	29,452,860	29,506,307
Other assets	110,130	82,270

Total assets	$262,353,335	$273,785,381

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,771,924	$1,022,239
Accounts payable to related party vendors	2,735,245	1,653,816
Accrued expenses	4,387,943	1,901,377
Deferred trade revenue	1,221,147	990,165
Deferred grant revenue	1,161,344	1,381,426

Total current liabilities	14,277,603	6,949,023

Deferred grant revenue	10,812,118	5,610,783
Other liabilities	2,965,167	–
Secured convertible notes	100,000	100,000
Senior secured discount notes	234,510,984	201,690,400

Total liabilities	262,665,872	214,350,206

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value; 22,000,000 shares authorized, 17,171,448 shares issued and outstanding	30,349,676	30,349,676
Series B convertible preferred stock, $0.001 par value; 13,000,000 shares authorized, 12,566,774 shares issued and outstanding	49,055,727	49,055,727
Series C convertible preferred stock, $0.001 par value; 11,000,000 shares authorized, 4,473,032 shares issued and outstanding	22,155,254	22,155,254
Common stock, $0.001 par value; 200,000,000 shares authorized, 48,646,610 and 48,533,272 shares issued at December 31, 2006 and December 31, 2005, respectively	48,647	48,533
Stockholder subscription receivable	(925,000)	(925,000)
Treasury stock, 111,111 common shares, at cost	(200,000)	(200,000)
Deferred compensation	–	(96,000)
Additional paid-in capital	52,207,709	51,766,798
Accumulated deficit	(153,004,550)	(92,719,813)

Total stockholders’ equity (deficit)	(312,537)	59,435,175

Total liabilities and stockholders’ equity (deficit)	$262,353,335	$273,785,381

IdleAire Technologies Corporation
Statements of Operations

	For the year ended
	December 31,
	2006	2005

Net revenues:
Basic and premium services, net	$10,911,458	$3,827,768
Ancillary product sales	1,152,627	435,206
Grant revenues	1,512,819	1,827,528
Other revenues	400,321	261,830

Total net revenues	13,977,225	6,352,332

Operating expenses:
Direct site operating costs (1)	23,363,113	10,252,863
Cost of ancillary product sales	835,451	548,532
Depreciation and amortization	9,467,015	5,444,382
Selling, general and administrative expenses	15,659,273	10,911,501
Consulting fees with related party vendor	309,617	2,404,694
Research and development expenses	121,745	192,388
Impairment of long-lived assets	1,303,885	–
Loss on settlement of asset retirement obligations	317,973	–
Loss on disposal of fixed assets	3,180,659	1,024,288

Total operating expenses	54,558,731	30,778,648

Loss from operations	(40,581,506)	(24,426,316)

Interest income	7,161,662	89,541
Interest expense	(26,864,893)	(1,023,238)
Interest expense to related parties	–	(1,504,889)

Net loss	$(60,284,737)	$(26,864,902)

(1) Excludes depreciation expense in the amount of $8,549,764 and $4,534,468 for 2006 and 2005, respectively, reported in a separate caption.

IdleAire Technologies Corporation
Operating Statistics (Unaudited)

As Restated (1)	Total Hours Used	Occupancy

Three Months Ended March 31, 2006	487,402	16.6%
Three Months Ended June 30, 2006	795,551	23.1%
Three Months Ended September 30, 2006	1,813,225	25.8%

Year-to-date Through September 30, 2006	3,096,178	23.1%
Three Months Ended December 31, 2006	1,914,737	15.6%

Year-to-date Through December 31, 2006	5,010,915	19.5%

As Previously Reported	Total Hours Used	Occupancy

Three Months Ended March 31, 2006	513,976	17.5%
Three Months Ended June 30, 2006	828,651	24.0%
Three Months Ended September 30, 2006	1,950,430	27.8%

Year-to-date Through September 30, 2006	3,293,057	24.6%

(1) The total hours used and related occupancy statistics reported in the Company’s previous earnings releases were overstated due to an error in the computer logic and related metric definitions that compiled these statistics. We identified the source of the error, exhaustively analyzed the underlying logic for other potential sources of error, and corrected the metric definition for these statistics. These statistical corrections had no effect on the Company’s financial statements.